Exhibit 99.2

ANSYS, INC. THIRD QUARTER and YTD 2013
EARNINGS ANNOUNCEMENT
PREPARED REMARKS
November 7, 2013

ANSYS is providing a copy of its prepared remarks in combination with its earnings announcement.  This process and these remarks are offered to provide stockholders and analysts with additional time and detail for analyzing our Q3 and YTD 2013 results in advance of our quarterly conference call.  As previously scheduled, the conference call will begin today, November 7, 2013, at 10:30 a.m. Eastern Time and will include only brief overview comments followed by questions and answers.   These prepared remarks will not be read on the call.

To access the live broadcast, please visit the Investor Relations section of ANSYS’ website at http://investors.ansys.com and click on audio webcasts.  The call can also be heard by dialing (866) 652-5200 (US) or (412) 317-6060 (CAN & INT’L) at least five minutes prior to the call and referencing conference code “ANSYS”.  A replay will be available within two hours of the call’s completion at http://investors.ansys.com or at (877) 344-7529 (US) or (412) 317-0088 (CAN and INT’L) and referencing the access code 10035411.

Non-GAAP SUPPLEMENTAL INFORMATION

In addition to our GAAP information, ANSYS has historically provided non-GAAP supplemental information. Our reasons for providing this information are described later in this document as well as in our Q3 2013 earnings press release, which can be found on our website in the press release section. Reconciliations of GAAP to non-GAAP information are also provided. In line with our historical practice, the financial information below is presented on a supplemental, non-GAAP basis unless otherwise indicated.

THIRD QUARTER 2013 OVERVIEW

The third quarter results continue to reflect the strength of our resilient business model and dedication to delivering on our commitments, balanced against the realities of operating in a less than robust global economy. We reported non-GAAP revenue of $213.4 million, a 9% increase in constant currency (7% in reported currency), slightly above the mid-point of the Q3 outlook range. We delivered non-GAAP earnings per share of $0.83, a 12% increase over the third quarter of 2012, and above the high end of the guidance range. The Company’s Q3 2013 non-GAAP financial results were favorably impacted by approximately $4.8 million, or $0.05 per share, in incremental tax benefits related mainly to legal entity restructuring, cash repatriation activities and adjustments to reserves for uncertain tax positions.  The third quarter results were driven by top line, double-digit growth in both North America and

Europe. The key financial metrics of the business, which will be further discussed below, were in line, or better than management’s Q3 2013 outlook and continued to demonstrate solid financial performance with the fundamentals of the business model remaining intact.

Q3 Notable Highlights:

•
During Q3 2013, we had 15 customers with orders in excess of $1 million. These orders included elements of both new and renewal business. This compares to 14 customers with orders in excess of $1 million in Q3 2012.

•
Equally as important, our maintenance revenue grew 13.5% in constant currency over Q3 2012 and our recurring revenue base continued to be very strong at 72% of Q3 2013 revenues. There was continued progress in portfolio sales efforts, including engineering services, and customer engagement activities to continue building the global pipeline for Q4 and beyond.

•	Our direct and indirect businesses provided 74% and 26%, respectively, of total third quarter revenue.

•
As we have discussed on the last few earnings calls, we have been and will continue to make investments across many elements of our business, while being cognizant of a more unpredictable sales environment. The non-GAAP operating margin for the third quarter was 49.8%, slightly ahead of our target range.  The strong margin performance was driven by a combination of 9% constant currency revenue growth, and our ongoing internal discipline around spending. The GAAP operating margin was also strong at 38.4%.

•
The Company made the final required principal payment of $26.6 million on its long-term debt, which represented the outstanding balance on its term loan on July 31, 2013.  The Company recorded interest expense related to the term loan at average interest rates of 0.95% during July 2013 and 1.04% for the seven-month period that the term loan was outstanding during 2013.

•
No share repurchases were made during the third quarter.  During the first nine months of 2013, the Company repurchased 988,000 shares at an average price of $74.35, for a total cost of $73.5 million.  As of September 30, 2013, approximately 2.0 million shares remained authorized for repurchase under the stock repurchase program.

•	Total headcount on September 30, 2013 was approximately 2,540, an increase of approximately 30 as compared to headcount on June 30, 2013.

DEFERRED REVENUE & BACKLOG

The Company’s deferred revenue and backlog are as follows:

(in thousands)	September 30, 2013	June 30, 2013	September 30, 2012	June 30, 2012
Current Deferred Revenue	$285,040	$304,535	$273,636	$293,563
Current Backlog	27,240	31,972	11,631	13,047
Total Current Deferred Revenue and Backlog	$312,280	$336,507	$285,267	$306,610

Long-Term Deferred Revenue	$7,870	$9,301	$32,240	$24,428
Long-Term Backlog	39,901	40,686	3,686	12,088
Total Long-Term Deferred Revenue and Backlog	$47,771	$49,987	$35,926	$36,516

Total Deferred Revenue and Backlog	$360,051	$386,494	$321,193	$343,126

As a result of the fair value provisions applicable to the accounting for business combinations, the Company typically records acquired deferred revenue at an amount that is lower than the historical carrying value.  The impact of this adjustment on GAAP revenue was $0.8 million for Q3 2013. The expected impact of this adjustment on GAAP revenue is $0.7 million for Q4 2013 and $1.4 million for FY 2014.

REVENUE

ANSYS, Inc.
Q3 2013 vs. Q3 2012 REVENUE COMPARISON
(Unaudited)
($ in thousands)	Non-GAAP Revenue			Q3 13 vs. Q3 12 % Growth
	Q3 2013	Q3 2012	Q3 13 vs. Q3 12 % Growth	In Constant Currency
Total Lease	$74,389	$70,882	4.95%	7.72%

Total Perpetual	$55,344	$54,005	2.48%	3.66%

Total Maintenance	$78,228	$70,273	11.32%	13.47%

Total Service	$5,488	$4,672	17.47%	19.07%

Total Q3:	$213,449	$199,832	6.81%	8.91%

ANSYS, Inc.
Q3 YTD 2013 vs. Q3 YTD 2012 REVENUE COMPARISON
(Unaudited)
($ in thousands)	Non-GAAP Revenue			Q3 YTD 13 vs. Q3 YTD 12 % Growth
	Q3 YTD 2013	Q3 YTD 2012	Q3 YTD 13 vs. Q3 YTD 12 % Growth	In Constant Currency
Total Lease	$221,037	$209,738	5.39%	8.30%

Total Perpetual	$162,992	$154,937	5.20%	6.99%

Total Maintenance	$228,791	$203,780	12.27%	14.68%

Total Service	$16,376	$14,731	11.17%	13.00%

Total Q3:	$629,196	$583,186	7.89%	10.30%

In constant currency, total combined non-GAAP revenue increased 9% over Q3 2012.  Overall, our revenues continue to be fairly consistently spread, with 35% lease, 26% perpetual licenses, 37% maintenance and 3% service (totals 101% due to rounding) for Q3 2013 and 35% lease, 26% perpetual licenses, 36% maintenance and 3% service on a YTD basis.  Our maintenance business continued to grow, with our overall renewal rates remaining strong.  For the third quarter and YTD, our lease business grew 8% in constant currency, while our perpetual licenses grew 4% and 7%, respectively, in constant currency.

GEOGRAPHIC HIGHLIGHTS

ANSYS, Inc.
Q3 2013 vs. Q3 2012 GEOGRAPHIC COMPARISON
(Unaudited)
($ in thousands)	Non-GAAP Revenue			Q3 13 vs. Q3 12 % Growth
	Q3 2013	Q3 2012	Q3 13 vs. Q3 12 % Growth	In Constant Currency
North America	$76,292	$68,521	11.34%	11.47%

Germany	$23,923	$20,435	17.07%	12.71%
United Kingdom	$9,669	$8,716	10.93%	12.90%
Other Europe	$39,075	$33,568	16.41%	11.81%
Total Europe	$72,667	$62,719	15.86%	12.26%

Japan	$25,833	$31,740	-18.61%	0.28%
Other Gen. Int'l Area	$38,657	$36,852	4.90%	5.88%
Total Gen. Int'l Area	$64,490	$68,592	-5.98%	3.29%

Total Q3:	$213,449	$199,832	6.81%	8.91%

North America delivered double digit revenue growth of 11% in Q3.  Throughout the quarter, we continued to experience a generally cautious tone and spending sentiment in the customer base. This uncertain environment, combined with pockets of summer slowdown and the impending U.S. federal government shutdown, led to a higher volume of new deals being closed in the back half of the quarter as customers gained greater visibility around their own business performance. We continued to see relative strength in the electronics, energy and automotive sectors. The sales pipeline building activities are continuing throughout North America.

Despite the long summer break, coupled with ongoing macroeconomic concerns, Europe on whole delivered 12% constant currency growth (16% in reported currency) with Germany, France and Russia all reporting double-digit growth.  The volatility and slow growth environments in certain markets, combined with prolonged customer procurement processes, continued to have an impact on new business growth during the quarter. However, the overall sales pipeline, strong renewal rates and customer engagements in Europe remained intact, albeit extended.

The results in our General International Area (GIA) continued to be quite mixed, as certain markets showed progress, others were stable and others continued to struggle through their own macroeconomic issues. Overall, the region was the weakest with constant currency revenue growth of 3%.  The 20% weakening of the Yen against the dollar, when compared to Q3 2012, had a very meaningfully negative impact on our reported results.  Consistent with the past year, obstacles lingered in the Japan business climate with our customers experiencing stronger competition from other nearby countries, particularly in the electronics and automotive markets, and weaker global demand for their exports.  Our Q3 results also reflect ongoing issues within the China market which have caused state-owned enterprises to prolong their spending decisions. The Indian economy continued to show signs of softening given its currency issues and a relatively more cautious sentiment in foreign direct investment than in prior years.  Korea remained an area of relative sales strength across our broad portfolio, but also showed signs of customers delaying purchasing decisions.   During the quarter, we continued to make progress around our own internal sales improvement initiatives. This will continue to be an ongoing area of focus for the remainder of 2013 and into 2014.

ANSYS, Inc.
Q3 YTD 2013 vs. Q3 YTD 2012 GEOGRAPHIC COMPARISON
(Unaudited)
($ in thousands)	Non-GAAP Revenue			Q3 YTD 13 vs. Q3 YTD 12 % Growth
	Q3 YTD 2013	Q3 YTD 2012	Q3 YTD 13 vs. Q3 YTD 12 % Growth	In Constant Currency
North America	$225,389	$206,412	9.19%	9.26%

Germany	$69,045	$60,906	13.36%	11.29%
United Kingdom	$27,365	$25,149	8.81%	10.68%
Other Europe	$117,436	$101,414	15.80%	14.53%
Total Europe	$213,846	$187,469	14.07%	12.96%

Japan	$81,589	$91,228	-10.57%	6.28%
Other Gen. Int'l Area	$108,372	$98,077	10.50%	11.12%
Total Gen. Int'l Area	$189,961	$189,305	0.35%	8.79%

Total Q3 YTD:	$629,196	$583,186	7.89%	10.30%

INDUSTRY HIGHLIGHTS

From our global list of Q3 orders, ANSYS’ software is growing in importance, as customers increasingly benefit from the strategic business value of simulation.  During Q3 2013, we continued to see growth from a combination of large accounts, multi-nationals, emerging markets and industry verticals with time-sensitive, complex, multiphysics challenges. While all industry sectors showed varying degrees of growth, there were a few sectors where the activity was more robust than the others. This quarter was highlighted by our advances in industrial equipment and turbo machinery, oil and gas, and electronics/semiconductors.

Industrial Equipment & Turbomachinery:
Industrial equipment plays a backstage role to the materials and goods that make modern life possible. Industrial robots keep the automotive industry moving, lathes and milling machines produce machine tools and parts, rotary separators help make mining more productive, paper machines are the foundation for newsprint production, heavy machinery makes modern road and building construction possible, and rolling machines transform steel into custom materials. The list is close to endless.  Today’s machine designer faces a wide range of physical processes, demanding operational specifications and time-to-market pressures. Customer expectations have never been higher, particularly for turbomachinery that is vital to many industries. Current development is driven by the requirement to improve energy efficiency, reduce emissions and adapt to more variable operating conditions, while at the same time maintaining or improving reliability and reducing maintenance costs. Turbochargers, long used on large ships, locomotives and heavy trucks, are increasingly being adopted by automotive manufacturers to derive greater power from smaller engines, improving fuel efficiency and reducing emissions. Gas turbines, used to produce power, often in combined cycle mode with steam turbines, take advantage of low gas prices and offer high efficiency, low emissions and ease of installation compared with coal or nuclear plants. Unlike in the past when operating conditions were relatively constant, water turbines must adapt to variable water levels and the need for rapid startup and shutdown. Compressors used for oil and gas must adapt to changing well conditions and deliver the higher pressures required by production from greater depths. As these organizations strive to meet increasingly stringent customer requirements, they are benefiting greatly from the wide range of engineering simulation tools that ANSYS offers.

Oil & Gas:
Oil and gas companies continue to focus on developing upstream resources offshore and subsea, developing liquid natural gas (LNG) and shale gas, oil shale and other unconventional resources.  The oil and gas industries continue to rely on advanced technologies to develop reliable, innovative ways to optimize exploration, production, transportation, refining and processing as they deliver products from both conventional and unconventional resources. Technology advancements in equipment and processes continue to make it possible to recover hydrocarbons more efficiently from increasingly challenging and complex resources while reducing risk and minimizing environmental impacts.

Engineering simulation software from ANSYS across all physics and throughout the oil and gas supply chain plays a critical role, enabling oil and gas engineers to create virtual prototypes and capture new knowledge about the detailed workings of their equipment and processes. Physics based engineering simulation has further emboldened these engineers, enabling them to replicate and test their designs for performance in real life conditions which are nearly impossible to perform using physical prototypes.  ANSYS fluids, structure, thermal, composites, electronics and electromagnetic solutions usage early in design and concept development phase will continue. The net results are higher quality, more reliable, and better performance equipment and processes, thus reducing the need for the high cost, delays and human risk associated with conducting physical experiments.

Electronics & Semiconductors:
Consumer demand for affordable smart products is driving high tech companies to continuously focus on delivering lower cost, lower power and higher performance through integration of discrete functions. Mobile electronics, for example, rely on wireless communication systems to connect with Internet and cellular base stations.  To provide reliable connectivity, engineers need to design reliable communication systems that can support multiple standards, such as Bluetooth, Wi-Fi and LTE.

While this level of integration leads to smarter, smaller, power-efficient products, engineers need to ensure that electromagnetic interference (EMI), signal integrity and power integrity issues are adequately addressed.  Greater integration also brings with it the challenges of design complexity and the likelihood of product failure, which can lead to bad publicity, market share loss and legal liability.  So, high-tech companies are focused on increasing reliability through simulation.

ANSYS’ electronics simulation software can predict the interactions between structural mechanics, thermal/fluid dynamics, and electronics subsystems. Engineers can identify and optimize thermal, power and EMI/EMC issues early in the design cycle. With the chip-package-system (CPS) workflow they can gain insight into how integrated circuits, printed circuit boards and systems interact prior to building a physical prototype.  This approach can eliminate over-design, reduce system cost and speed time-to-market.

INCOME STATEMENT HIGHLIGHTS

Q3 2013 MARGINS AND OUTLOOK:  The Company delivered solid performance in both revenue and expenses. A combination of top-line growth, coupled with disciplined spending, drove non-GAAP gross and operating margins of 88.3% and 49.8% for the quarter and 87.9% and 48.8% for the first nine months of 2013.

Looking ahead into Q4 and FY 2013, on a consolidated basis, we are targeting a non-GAAP gross profit margin of approximately 88% and a non-GAAP operating margin of 46% - 47% for Q4 2013 and 48% for FY 2013.  As compared to the full year outlook, the slightly lower operating margin in Q4 is primarily the result of what has traditionally been the lowest margin quarter for the Company’s Apache and Esterel businesses, mainly as a result of end-of-year sales commission accelerators.

Our preliminary outlook for 2014 assumes a non-GAAP gross profit margin of 87% - 88% and a non-GAAP operating margin of approximately 48%.

Q3 2013 TAX RATE AND OUTLOOK: Our Q3 non-GAAP effective tax rate was 26.0% and our GAAP rate was 23.6%. The Company’s GAAP results include approximately $5.6 million, or $0.06 per share, related to incremental tax benefits beyond the Company’s forecasted effective tax rate range of 30.5% - 31.5%. These incremental benefits relate mainly to legal entity restructuring, cash repatriation activities and adjustments to reserves for uncertain tax positions. The non-GAAP results include approximately $4.8 million, or $0.05 per share, in incremental tax benefits related to these activities. Our YTD non-GAAP effective tax rate was 28.5% and the YTD GAAP rate was 26.3%. Looking ahead into Q4 2013, we are forecasting a non-GAAP effective tax rate of approximately 30% - 31%, excluding non-recurring or discrete items. The FY 2013 non-GAAP effective tax rate is expected to be approximately 29%.

Our preliminary outlook for 2014 assumes a non-GAAP effective tax rate of approximately 30%.

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

•	Cash and short-term investments totaled $708 million as of September 30, 2013, of which 71% was held domestically.
•	Cash flows from operations were $65.4 million for the third quarter of 2013, as compared to $70.4 million in the third quarter of 2012.
•	Consolidated net DSO of 37 days.
•	The remaining portion of our long-term debt balance of $26.6 million was paid in full on July 31, 2013. The Company is now debt-free.
•
Capital expenditures totaled $5.5 million for the third quarter and $14.1 million for the first nine months of 2013.  We are currently planning for total capital expenditures in 2013 in the range of $30 - $35 million. This includes spending related to the Company’s new headquarters facilities that are currently underway.

•
The September 30, 2013 balance sheet reflects an $11.2 million construction-in-progress asset and related liability for construction debt funded by the lessor.  This sale-leaseback accounting treatment of the lease during the construction period has no impact on the Company’s results of operations or cash flows.

SHARE COUNT AND SHARE REPURCHASE

We had 95.3 million diluted shares outstanding in Q3. No shares were repurchased during Q3 2013. The Company currently has approximately 2.0 million shares remaining in its authorized share repurchase program. We are currently expecting approximately 95.5 – 96.0 million diluted shares outstanding in Q4 and 95.0 – 95.5 million diluted shares outstanding for FY 2013.

Our initial outlook for FY 2014 assumes diluted shares outstanding of 96.5 – 97.0 million.

STOCK-BASED COMPENSATION EXPENSE

($ in thousands)	Three Months Ended		Year-to-Date
	9/30/2013	9/30/2012	9/30/2013	9/30/2012
Cost of sales:
Software Licenses	$335	$369	$1,023	$1,139
Maintenance & Service	$590	$558	$1,762	$1,680

Operating expenses:
SG&A	$4,392	$3,873	$12,755	$11,275
R&D	$3,764	$3,304	$11,202	$9,836

Total Expense Before Taxes	$9,081	$8,104	$26,742	$23,930
Related Income Tax Benefits	$(2,623)	$(2,062)	$(8,490)	$(6,330)
Expense, Net of Taxes	$6,458	$6,042	$18,252	$17,600

CURRENCY

CURRENCY IMPACT COMPARED TO Q3 2012:  The 2013 third quarter revenue and operating income were unfavorably impacted by currency fluctuations of $4.2 million and $2.9 million, respectively.  The 2013 YTD revenue and operating income were unfavorably impacted by currency fluctuations of $14.0 million and $9.7 million, respectively.

CURRENCY OUTLOOK:  As we saw in the Q3 and YTD 2013 reported results, we will be impacted by currency fluctuations, particularly by rate movements in the Euro, British Pound and Japanese Yen.  In our current outlook, we are utilizing currency rate assumptions for Q4 as follows: Q4 average rates in the range of 1.34 - 1.37 for the Euro, 1.59 - 1.62 for the British Pound and 97 – 100 for the Japanese Yen.  The Q4 rate guidance, combined with the actual currency rates for the first nine months of 2013, results in FY 2013 currency rates of 1.32 - 1.33 for the Euro, 1.56 - 1.57 for the British Pound and 97 - 98 for the Japanese Yen.

Our initial outlook for FY 2014 assumes rates in the range of 1.34 – 1.37 for the Euro, 1.59 – 1.62 for the British Pound and 97 – 100 for the Japanese Yen.

OUTLOOK

Q4 and FISCALYEAR 2013 UPDATED OUTLOOK:
Based on the first nine months’ performance, our current visibility, and a general slowdown in customer procurement cycles, and increased customer caution across pockets of all three major geographies, as well as updates in currency rate assumptions, we are initiating our fourth quarter and updating our full year 2013 guidance.  For Q4 2013, we are providing non-GAAP revenue guidance in the range of $234.0 - $240.0 million and GAAP revenue guidance in the range of $233.3 - $239.3 million; non-GAAP diluted EPS in the range of $0.79 - $0.82 and GAAP diluted EPS in the range of $0.61 - $0.67.  We are revising our previous outlook for the full year of 2013.  As a result of factoring in all of the aforementioned changes, our outlook for FY 2013 non-GAAP revenues is in the range of $863.2 - $869.2 million, and our outlook for GAAP revenue is in the range of $858.6 - $864.6 million.   Our non-GAAP diluted EPS outlook for FY 2013 is $3.10 - $3.13 and we expect GAAP diluted EPS in the range of $2.39 - $2.45.

FISCALYEAR 2014 PRELIMINARY OUTLOOK:
We are providing a preliminary non-GAAP revenue outlook in the range of $935 - $965 million, or 8% - 11% top line growth based on the mid-point of the 2013 guidance, and GAAP revenue in the range of $933.6 - $963.6 million.  Initially, our non-GAAP diluted EPS outlook for 2014 is $3.25 - $3.37 and our GAAP diluted EPS outlook is in the range of $2.56 - $2.74.

This preliminary outlook factors in updated currency rate assumptions, planned increases in sales capacity and other headcount additions, and our current visibility around sales pipelines and forecasts.  It also assumes a continuation of a slower growth environment and prolonged customer decision making as we exit FY 2013 and enter into FY 2014.  However, as we have repeatedly noted, there are many things that we have no control over, such as the macro-economic environment, government regulations and tax policies, and currency volatility.  We do have the benefit of a solid, repeatable business base; a diversified, geographic and industry footprint; and world-class customers throughout the globe.  These fundamental strengths, coupled with the dedication and hard work of our over 2,500 employees, give us the confidence to weather the short-term uncertainty and to look forward to all of the long-term opportunities that lie ahead.

CLOSING COMMENTS

As always, as we finish 2013 and enter into 2014, the emphasis will be a continued focus on execution and technological differentiation.  Customer acceptance of our long-term vision and unique value proposition, coupled with the investments we are making in the business and in the expansion of our systems approach to simulation, make us very optimistic about our long-term opportunity. We continue to be propelled by a strong combination of a solid business model, loyal customers, dedicated channel partners, great technology and talented, committed employees across the globe.

RISK FACTORS

 Information provided by the Company or its spokespersons, including the above statements and any others in this document that refer to plans and expectations for the fourth quarter of 2013, FY 2013, FY 2014 and the future are forward-looking statements. The Company cautions investors that its performance (and, therefore, any forward-looking statement) is subject to risks and uncertainties.  A detailed discussion of these risks and other factors that could affect ANSYS’ results is included in ANSYS’ SEC filings, including the report on Form 10-K for the year ended December 31, 2012, filed on February 28, 2013.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

ANSYS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures
 (Unaudited)
(in thousands, except percentages and per share data)

	Three Months Ended
	September 30, 2013				September 30, 2012
	As Reported	Adjustments		Non- GAAP Results	As Reported	Adjustments		Non- GAAP Results

Total revenue	$212,658	$791	(1)	$213,449	$196,909	$2,923	(4)	$199,832
Operating income	81,637	24,720	(2)	106,357	73,652	28,265	(5)	101,917
Operating profit margin	38.4%			49.8%	37.4%			51.0%
Net income	$62,430	$16,355	(3)	$78,785	$51,619	$18,815	(6)	$70,434
Earnings per share – diluted:
Diluted earnings per share	$0.66			$0.83	$0.54			$0.74
Weighted average shares - diluted	95,265			95,265	94,755			94,755

(1)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with accounting for deferred revenue in business combinations.

(2)
Amount represents $14.8 million of amortization expense associated with intangible assets acquired in business combinations, $9.1 million of stock-based compensation expense and the $0.8 million adjustment to revenue as reflected in (1) above.

(3)	Amount represents the impact of the adjustments to operating income referred to in (2) above, adjusted for the related income tax impact of $8.4 million.

(4)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with accounting for deferred revenue in business combinations.

(5)
Amount represents $17.0 million of amortization expense associated with intangible assets acquired in business combinations, $8.1 million of stock-based compensation expense, the $2.9 million adjustment to revenue as reflected in (4) above and $0.2 million of acquisition-related transaction expenses.

(6)	Amount represents the impact of the adjustments to operating income referred to in (5) above, adjusted for the related income tax impact of $9.5 million.

ANSYS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures
 (Unaudited)
(in thousands, except percentages and per share data)

	Nine Months Ended
	September 30, 2013				September 30, 2012
	As Reported	Adjustments		Non- GAAP Results	As Reported	Adjustments		Non- GAAP Results
Total revenue	$625,240	$3,956	(1)	$629,196	$577,270	$5,916	(4)	$583,186
Operating income	229,611	77,449	(2)	307,060	212,614	81,264	(5)	293,878
Operating profit margin	36.7%			48.8%	36.8%			50.4%
Net income	$169,398	$50,492	(3)	$219,890	$147,420	$54,040	(6)	$201,460
Earnings per share – diluted:
Diluted earnings per share	$1.78			$2.31	$1.55			$2.12
Weighted average shares - diluted	95,157			95,157	94,958			94,958

(1)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with accounting for deferred revenue in business combinations.

(2)
Amount represents $46.4 million of amortization expense associated with intangible assets acquired in business combinations, $26.7 million of stock-based compensation expense, the $4.0 million adjustment to revenue as reflected in (1) above and $0.3 million of acquisition-related transaction expenses.

(3)	Amount represents the impact of the adjustments to operating income referred to in (2) above, adjusted for the related income tax impact of $27.0 million.

(4)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with accounting for deferred revenue in business combinations.

(5)
Amount represents $50.6 million of amortization expense associated with intangible assets acquired in business combinations, $23.9 million of stock-based compensation expense, the $5.9 million adjustment to revenue as reflected in (4) above and $0.9 million of acquisition-related transaction expenses.

(6)	Amount represents the impact of the adjustments to operating income referred to in (5) above, adjusted for the related income tax impact of $27.2 million.

USE OF NON-GAAP MEASURES

Use of Non-GAAP Measures

The Company provides non-GAAP revenue, non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share as supplemental measures to GAAP regarding the Company's operational performance. These financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. A detailed explanation of each of the adjustments to such financial measures is described below. This press release also contains a reconciliation of each of these non-GAAP financial measures to its most comparable GAAP financial measure.

Management uses non-GAAP financial measures (a) to evaluate the Company's historical and prospective financial performance as well as its performance relative to its competitors, (b) to set internal sales targets and spending budgets, (c) to allocate resources, (d) to measure operational profitability and the accuracy of forecasting, (e) to assess financial discipline over operational expenditures and (f) as an important factor in determining variable compensation for management and its employees. In addition, many financial analysts that follow our Company focus on and publish both historical results and future projections based on non-GAAP financial measures. We believe that it is in the best interest of our investors to provide this information to analysts so that they accurately report the non-GAAP financial information. Moreover, investors have historically requested, and the Company has historically reported, these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of the Company's competitors and may not be directly comparable to similarly titled measures of the Company's competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

The adjustments to these non-GAAP financial measures, and the basis for such adjustments, are outlined below:

Acquisition accounting for deferred revenue and its related tax impact. Historically, the Company has consummated acquisitions in order to support the Company’s strategic and other business objectives.  In accordance with the fair value provisions applicable to the accounting for business combinations, acquired deferred revenue is often recorded on the opening balance sheet at an amount that is lower than the historical carrying value.  Although this acquisition accounting requirement has no impact on the Company's business or cash flow, it adversely impacts the Company's reported GAAP revenue in the reporting periods following an acquisition. In order to provide investors with financial information that facilitates comparison of both historical and future results, the Company provides non-GAAP financial measures which exclude the impact of the acquisition accounting adjustment. The Company believes that this non-GAAP financial adjustment is useful to investors because it allows investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making and (b) compare past and future reports of financial results of the Company as the revenue reduction related to acquired deferred revenue will not recur when related annual lease licenses and software maintenance contracts are renewed in future periods.

Amortization of intangibles from acquisitions and its related tax impact. The Company incurs amortization of intangibles, included in its GAAP presentation of amortization expense, related to various acquisitions it has made in recent years. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition. Accordingly, management does not consider these expenses for purposes of evaluating the performance of the Company during the applicable time period after the acquisition, and it excludes such expenses when making decisions to allocate resources. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making and (b) compare past reports of financial results of the Company as the Company has historically reported these non-GAAP financial measures.

Stock-based compensation expense and its related tax impact. The Company incurs expense related to stock-based compensation included in its GAAP presentation of cost of software licenses, cost of maintenance and service, research and development expense and selling, general and administrative expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, management excludes these expenses for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company. Specifically, the Company excludes stock-based compensation during its annual budgeting process and its quarterly and annual assessments of the Company's and management's performance. The annual budgeting process is the primary mechanism whereby the Company allocates resources to various initiatives and operational requirements. Additionally, the annual review by the board of directors during which it compares the Company's historical business model and profitability to the planned business model and profitability for the forthcoming year excludes the impact of stock-based compensation. In evaluating the performance of senior management and department managers, charges related to stock-based compensation are excluded from expenditure and profitability results.  In fact, the Company records stock-based compensation expense into a stand-alone cost center for which no single operational manager is responsible or accountable.  In this way, management is able to review, on a period-to-period basis, each manager's performance and assess financial discipline over operational expenditures without the effect of stock-based compensation. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historical comparability in its financial reporting, as well as comparability with competitors' operating results.

Transaction costs related to business combinations.  The Company incurs expenses for professional services rendered in connection with business combinations, which are included in its GAAP presentation of selling, general and administrative expense.  These expenses are generally not tax-deductible.  Management excludes these acquisition-related transaction costs for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company, as it generally would not have otherwise incurred these expenses in the periods presented as a part of its continuing operations.  The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historical comparability in its financial reporting, as well as comparability with competitors' operating results.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The Company's non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures as listed below:

GAAP Reporting Measure	Non-GAAP Reporting Measure

Revenue	Non-GAAP Revenue
Operating Income	Non-GAAP Operating Income
Operating Profit Margin	Non-GAAP Operating Profit Margin
Net Income	Non-GAAP Net Income
Diluted Earnings Per Share	Non-GAAP Diluted Earnings Per Share